Exhibit 4.1

AMENDMENT TO

CHENIERE ENERGY, INC.

2003 STOCK INCENTIVE PLAN

Increasing Number of Shares Subject to the Plan

WHEREAS, Cheniere Energy, Inc. (the “Company”) has heretofore adopted the 2003 Stock Incentive Plan (the “Plan”); and

WHEREAS, the Company desires to amend the Plan to increase the number of authorized shares thereunder from 1,000,000 to 4,000,000;

NOW THEREFORE, the Plan shall be amended, effective as of December 15, 2004, as follows:

Section 1.2 of the Plan shall be amended to read as follows:

Shares Subject to the Plan

The aggregate number of shares of Common Stock, $.003 par value per share, of the Company (“Common Stock”) that may be issued under the Plan shall not exceed 4,000,000. No more than 500,000 shares of Common Stock shall be issued to any one Participant in any one calendar year. Notwithstanding the above, however, in the event that at any time after the Effective Date the outstanding shares of Common Stock are changed into or exchanged for a different number or kind of shares or other securities of the Company by reason of a merger, consolidation, recapitalization, reclassification, stock split, stock dividend, combination of shares or the like, the aggregate number and class of securities available under the Plan shall be ratably adjusted by the Committee (as defined below), whose determination shall be final and binding upon the Company and all other interested persons. In the event the number of shares to be delivered upon the exercise or payment of any Award granted under the Plan is reduced for any reason whatsoever or in the event any Award granted under the Plan can no longer under any circumstances be exercised or paid, the number of shares no longer subject to such Award shall thereupon be released from such Award and shall thereafter be available under the Plan for the grant of additional Awards. Shares issued pursuant to the Plan (i) may be treasury shares, authorized but unissued shares or, if applicable, shares acquired in the open market and (ii) shall be fully paid and nonassessable.

This amendment only amends Section 1.2 of the Plan and does not further amend any other provisions of the Plan.